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                                                                   EXHIBIT 10.30


                              CONSULTING AGREEMENT

        THIS CONSULTING AGREEMENT ("Agreement") is made by and between MP3.COM, INC. ("Client"), a Delaware corporation, and The Honorable HOWARD B. WIENER, an individual resident in the State of California ("Consultant"), as of October 30, 2000 (the "Effective Date").

1. ENGAGEMENT OF SERVICES. Client hereby engages Consultant, and Consultant accepts engagement, to provide Client with such consulting services as may reasonably be requested by Client from time to time in connection with Client's digital distribution of music over the Internet and through other media. In addition to serving as a General Business Consultant to Client, Consultant shall report to Client's Chairman of the Board to whom Consultant shall concurrently serve as a Special Consultant.

            Although Consultant is an active member of the California State Bar and Client may from time to time inquire as to Consultant's views on pending or threatened litigation, Client acknowledges and agrees that Consultant's role is not as legal counsel for Client. Client intends to look to its in-house and retained counsel for advice on legal matters. Client acknowledges that Consultant has advised it that he does not carry legal malpractice insurance.

            Client also acknowledges that Consultant is engaged in private dispute resolution serving as a mediator in litigated matters, and agrees that over several months from the date of execution hereof, the time Consultant will be able to devote to providing services to Client hereunder will be limited by his present commitments to such matters scheduled prior to entering into this Agreement. Client understands that after this initial period, Consultant's business schedule shall have been revised, and that over the course of the first year of the term hereof, Consultant shall have averaged the equivalent of two
(2) days per week devoted to performing his consulting services under this Agreement.

2.          COMPENSATION.

            (a) ANNUAL FEE. As consideration for his provision of services hereunder, Client shall pay Consultant an annual consulting fee in the amount of Four Hundred Fifty Thousand Dollars ($450,000), payable in monthly installments of Thirty-seven Thousand Five Hundred Dollars ($37,500).

            (b) STOCK OPTIONS. As additional consideration, Client shall, concurrently with the execution of this Agreement, grant to Consultant an option to purchase one hundred twenty-five thousand (125,000) shares of Client's capital stock at an exercise price of Three Dollars and Fifty-three Cents ($3.53) per share, the fair market value of the stock at the close of business on October 27, 2000. This grant of options is pursuant to the Amended and Restated 1998 Equity Incentive Plan, and is subject to the terms and conditions of the standard stock option agreement. Options to purchase twenty-five percent (25%) of the shares (31,250 shares) have vested upon the signing of the letter containing the terms of this Agreement. Options to purchase the balance of the shares shall vest quarterly thereafter in three additional increments of 23,438 shares each, with the fourth and final increment of 23,436 vesting on the one year anniversary date of the signing of the letter. Any outstanding options will immediately vest upon termination of this Agreement by the Client.


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      3. EXPENSES. Consultant will be reimbursed for ordinary and necessary expenses incurred by Consultant in the performance of his services hereunder that have been expressly approved in advance by Client, provided Consultant has furnished such documentation for authorized expenses as Client may reasonably request.

      4. OWNERSHIP OF WORK PRODUCT. Consultant hereby agrees to assign to Client all right, title, and interest in and to any work product created by Consultant, or to which Consultant contributes, pursuant to this Agreement (the "Work Product"), including all copyrights, trademarks, and other intellectual property rights contained therein. Consultant agrees to execute, at Client's request and expense, all documents and other instruments necessary to effectuate such assignment. In the event that Consultant does not, for any reason, execute such documents within a reasonable time after Client's written request, Consultant hereby irrevocably appoints Client as Consultant's attorney-in-fact for the purpose of executing such documents on Consultant's behalf, which appointment is coupled with an interest.

      5. REPRESENTATIONS AND WARRANTIES. Consultant represents and warrants that Consultant has the right and unrestricted ability to assign the Work Product to Client as set forth in Section 4.

      6. INDEPENDENT CONTRACTOR RELATIONSHIP. Consultant's relationship with Client is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Consultant shall not be entitled to any of the benefits that Client may make available to its employees, including, but not limited to, group health or life insurance, profit sharing, or retirement benefits, except as expressly stated in this Agreement or as a Board member. Consultant is not authorized to make any representation, contract, or commitment on behalf of Client unless specifically requested or authorized in writing to do so by an executive officer of Client. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state, or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. Client will not withhold for the payment of any social security, federal, state, or any other employee payroll taxes payable with respect to Consultant. Client will, as applicable, regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law.

      7. CONFIDENTIAL INFORMATION. Consultant agrees to hold Client's Confidential Information in strict confidence and not to disclose such Confidential Information to any third parties. "Confidential Information" as used in this Agreement shall mean all information disclosed by Client to Consultant that is not generally known in the Client's trade or industry and shall include, without limitation, (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of Client or its subsidiaries or affiliates;
(b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; (d) existence of any business discussions, negotiations



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or agreements; and (e) any information regarding the skills and compensation of employees, contractors or other agents of the Client or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party that may disclose such information to Client or Consultant in the course of Client's business. Consultant's obligations set forth in this Section 7 shall not apply with respect to any portion of the Confidential Information that Consultant can document (a) was in the public domain at the time it was communicated to Consultant by Client; (b) entered the public domain through no fault of Consultant, subsequent to the time it was communicated to Consultant by Client; (c) was in Consultant's possession free of any obligation of confidence at the time it was communicated to Consultant by Client; (d) was rightfully communicated to Consultant free of any obligation of confidence subsequent to the time it was communicated to Consultant by the Client; (e) was developed by employees or agents of Consultant independently of and without reference to any information communicated to Consultant by Client; or (f) was communicated by Client to an unaffiliated third party free of any obligation of confidence. In addition, Consultant may disclose Client's Confidential Information in response to a valid order by a court or other governmental body, or as otherwise required by law. All Confidential Information furnished to Consultant by Client is the sole and exclusive property of Client or its suppliers or customers. Upon request by Client, Consultant agrees to promptly deliver to Client the original and any copies of such Confidential Information.

      8. NO CONFLICT OF INTEREST. During the term of this Agreement, Consultant will not accept work, enter into a contract, or accept an obligation from any third party, inconsistent or incompatible with Consultant's obligations, or the scope of services rendered for Client, under this Agreement. Consultant warrants that there is no other contract or duty on his part inconsistent with this Agreement. Consultant agrees to indemnify Client from any and all loss or liability incurred by reason of the alleged breach by Consultant of any services agreement with any third party.

      9. TERM AND TERMINATION.

        9.1 TERM. The term of this Agreement shall commence as of the Effective Date and end after three (3) years, unless this Agreement is earlier terminated as provided below.

        9.2 TERMINATION BY CLIENT. Client may terminate this Agreement at any time, with or without cause, upon thirty (30) days' written notice of termination to Consultant. In the event Client terminates Consultant's services hereunder, Client shall pay Consultant two (2) months' severance of Seventy-five Thousand Dollars ($75,000), plus the monthly payment due Consultant for the thirty (30)-day period, on the thirtieth (30th) day after notice was given, plus the vesting of options set forth in paragraph 2(b).

        9.3 TERMINATION BY CONSULTANT. Consultant may terminate this Agreement at any time, with or without cause, upon thirty (30) days' written notice of termination to Client.

        9.4 SURVIVAL. The rights and obligations contained in Sections 4 ("Ownership of Work Product"), 5 ("Representations and Warranties"), and 7 ("Confidential Information") shall survive any termination or expiration of this Agreement.




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      10. SUCCESSORS AND ASSIGNS. Consultant may not subcontract or otherwise delegate its obligations under this Agreement without Client's prior written consent. This Agreement will be for the benefit of Client's successors and assigns, and, subject to the foregoing sentence, will be binding on Consultant's assignees.

      11. NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.

      12. GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents.

      13. SEVERABILITY. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

      14. WAIVER. The waiver by Client of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant.

      15. INJUNCTIVE RELIEF FOR BREACH. Consultant's obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to Client for which there will be no adequate remedy at law; and, in the event of such breach, Client will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

      16. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all services undertaken by Consultant for Client. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing.


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        IN WITNESS WHEREOF, the parties have executed this Agreement in San
Diego, California as of the date first written above.

"CLIENT":                                  "CONSULTANT":

MP3.COM, INC.                              HOWARD B. WIENER
A DELAWARE CORPORATION                     JUSTICE OF THE CALIFORNIA COURT
                                                OF APPEAL (RET.)



By: /s/ ROBIN RICHARDS                     /s/ HOWARD B. WIENER
   -----------------------------------     ------------------------------------
                                           Howard B. Wiener

Name:
     ----------------------------------

Title: Pres
      ---------------------------------

Address:                                   Address:
4790 Eastgate Mall                         501 West Broadway
San Diego, CA  92121-1970                  Nineteenth Floor
                                           San Diego, CA  92101






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